UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-141607-09

                    J.P. Morgan Acceptance Corporation I
              (Exact name of registrant as specified in its charter)

                     270 Park Avenue New York, New York 10017
                                (212) 648-0364
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     J.P. Morgan Mortgage Acquisition Trust 2007-HE1
              Asset-Backed Pass Through Certificates, Series 2007-HE1
                                 Class AF-1
                                 Class AF-2
                                 Class AF-3
                                 Class AF-4
                                 Class AF-5
                                 Class AF-6
                                 Class MF-1
                                 Class MF-2
                                 Class MF-3
                                 Class MF-4
                                 Class MF-5
                                 Class MF-6
                                 Class MF-7
                                 Class MF-8
                                 Class MF-9
                                 Class AV-1
                                 Class AV-2
                                 Class AV-3
                                 Class AV-4
                                 Class MV-1
                                 Class MV-2
                                 Class MV-3
                                 Class MV-4
                                 Class MV-5
                                 Class MV-6
                                 Class MV-7
                                 Class MV-8
                                 Class MV-9
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [ ]     Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [X]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  approx. 70 holders

     Pursuant to the requirements of the Securities Exchange Act of 1934 J.P. Morgan Acceptance Corporation I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 23, 2008          By: /s/ Scott Kenneth Mulford
                                      Name:  Scott Kenneth Mulford
                                      Title: Vice President
                                      J.P. Morgan Acceptance Corporation I
                                      (Depositor)